UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2006 (February 24, 2006)

Petrie Stores Liquidating Trust
(Exact Name of Registrant as Specified in Charter)

New York	0-3777	22-6679945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 Suite 300 Rutherford, NJ	07070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 635-9637

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In connection with the final liquidating distribution and termination of the Petrie Stores Liquidating Trust (the "Liquidating Trust") in accordance with the terms of its Liquidating Trust Agreement (the "LTA"), each as more fully described in Item 8.01 of this report, the Liquidating Trust entered into a Trust and Individual Insured's Liability Insurance Policy (the "Insurance Policies") with each of Columbia Casualty Company and the Underwriters at Lloyd's, London on February 24, 2006 (the "Policy Inception Date"). The Insurance Policies provide insurance coverage, subject to certain exclusions, for potential exposures of the Liquidating Trust and its current and former Liquidating Trustees and employees in an amount and for a term that the Liquidating Trustees believe to be sufficient to allow the Liquidating Trust to make the final liquidating distribution under the terms of the LTA. The Liquidating Trust paid aggregate premiums of $2,150,000 to obtain the Insurance Policies, and such Insurance Policies are fully paid and non-cancelable.

Item 8.01	Other Events

On March 1, 2006, the Liquidating Trust announced that it will make a final liquidating distribution on March 24, 2006 to the holders of its units of beneficial interest in the aggregate amount of $24,735,487.46 in cash, which amount represents all remaining cash and cash equivalents of the Liquidating Trust less a reserve to provide for the Liquidating Trust's final wind-up costs. In the final liquidating distribution, unit holders will receive $0.4725 in cash for each unit of beneficial interest held of record at the close of business on March 13, 2006. In accordance with the terms of the Liquidating Trust's Liquidating Trust Agreement, upon the completion of the final liquidating distribution, the Liquidating Trust's existence will terminate. At such time, the Liquidating Trust will cease to be a reporting company under the Securities Exchange Act of 1934.

The text of the press release announcing the final liquidating distribution is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Press Release, dated March 1, 2006, of the Liquidating Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRIE STORES LIQUIDATING TRUST

Date: March 1, 2006	By:	/s/ Stephanie R. Jospeh
	Name:	Stephanie R. Joseph
	Title:	Manager and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated March 1, 2006, of the Liquidating Trust.